Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The Board of Directors

SRC Energy Inc.

Denver, Colorado

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of SRC Energy Inc. (the “Company”) of our report relating to the Company’s proven oil and gas reserves which was filed as Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “10-K), and information derived from our report included in the 10-K. We also hereby consent to the reference to our firm as experts in the Registration Statement and any related prospectuses.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P
TBPE Firm Registration No. F-1580

Denver, Colorado

July 31, 2018